Exhibit 99.3

Irish Sub-Plan
established pursuant to the
Signet Jewelers Limited Sharesave Scheme

1	DEFINITIONS

1.1	In this Sub-Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below:
“Adoption Date” the date of approval of the Scheme by the shareholders of the Company;
“Appropriate Period” in relation to an event giving rise to a change of Control, the applicable period in respect of such event as per Paragraph 38(3) of Schedule 3 to ITEPA;
“Associated Company” an associated company of the Company within the meaning that expression bears in Paragraph 47 of Schedule 3 to ITEPA save in respect of Rule 8.3(b) and 8.5 where the meaning given in paragraph 35(4) of Schedule 3 to ITEPA shall apply;
“Board” the board of directors for the time being of the Company or a duly authorised committee thereof;
“Bonus Date” in relation to any Option granted to a Participant, the earliest time when the Relevant Bonus is payable under the Savings Contract entered into by him;
“Code for Securities Transactions” as adopted by the Company and amended from time to time;
“the Company” Signet Jewelers Limited (registered in Bermuda no. 42069);
“Constituent Company”

(A)	the Company; and

(B)	any other company which is under the Control of the Company, is a Subsidiary of the Company and which has been expressly designated by the Board as being a Constituent Company;
“Control” has the meaning given by section 719 of ITEPA;
“Date of Grant” the date on which an Option is granted;
“Date of Invitation” the date on which the Grantor invites applications for Options;
“Dealing Day” any day on which the New York Stock Exchange is open for the transaction of business;
“Eligible Employee” any individual who at the Date of Grant is a resident of Ireland and:

(A)	is an employee of a Constituent Company or is an executive director of a Constituent Company who is required to devote more than 25 hours per week (excluding meal breaks) to his duties; and

(B)	whose earnings from the office or employment within (A) are (or would be if there were any) subject to income tax under Schedule E of the TCA; and

(C)	has been an employee or executive director of a Constituent Company within Paragraph (A) above at all times during the Qualifying Period;
“Employees' Share Scheme” has the meaning given by Section 1166 of the Companies Act 2006;
“Exercise Price” the total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;
“Grantor” in relation to an Option, the Company, or (if so appointed by the Company) a Trustee;
“HMRC” HM Revenue & Customs;
“Invitation Period” the period of 42 days commencing on any of the following:

(A)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period;

(B)	the day following the end of any Blackout Period to any Designated Person, as set forth (and each as defined) in the Code for Securities Transactions; or

(C)
any day on which the Board resolves in its discretion that exceptional circumstances exist which justify the grant of Options, provided that invitations to apply for Options must not be issued at any time if it would be unlawful, or would breach any requirement of the Code for Securities Transactions or any other regulation or guidance to which the Company is subject or with which the Company complies;

“ITEPA” the Income Tax (Earnings and Pensions) Act 2003;
“Lower Bonus” the bonus (if any) payable at the end of a period of three years from the commencement of a Savings Contract;
“Market Abuse Regulation” Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse as it is in force at the relevant time;
“Market Value” in relation to a Share on any day:

(A)
its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and any relevant published HMRC guidance (but, when shares are subject to a Restriction, determined on the basis that no such Restriction applies); and

(B)	subject to (A) above, if and so long as the Shares are listed on the New York Stock Exchange, its middle market quotation as derived from the New York Stock Exchange Listings Directory;
“Maximum Contribution” means such maximum monthly contribution as may be determined from time to time by the Board in accordance with Rule 2.1(d);
“Minimum Contribution” in respect of an Option means the minimum Monthly Contribution specified by the Board in accordance with Rule 2.1(c);
“Monthly Contributions” monthly contributions agreed to be paid by a Participant under their Savings Contract;
“New York Stock Exchange” means the New York Stock Exchange or any successor body carrying on the business of the New York Stock Exchange;
“Option” a right to acquire Shares under the Scheme pursuant to this Sub-Plan;
“Option Price” the price per Share, as determined by the Grantor, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than the higher of:

(A)
80 per cent. of the Market Value of a Share on the Dealing Day immediately preceding the Date of Invitation (or, if the Grantor so determines, 80 per cent. of the average of the Market Values on the three Dealing Days immediately preceding the Date of Invitation or 80 per cent. of the Market Value at such other time or times as may be previously agreed in writing with HMRC); and

(B)	if Shares are to be newly issued to satisfy the exercise of the Option, their nominal value, but subject to any adjustment pursuant to Rule 12;
“Participant” any Eligible Employee to whom an Option has been granted, or (where the context so admits) the personal representative(s) of any such person;
“Qualifying Period” means, in relation to an Option, such period as is specified by the Board pursuant to Rule 2.1(f);
“Relevant Bonus” the Lower Bonus or the Standard Bonus (as applicable) as determined (if relevant) by reference to the Option period for which the relevant applicant applies pursuant to Rule 4.1(a);
“Repaid Amount”the amount received by way of repayments of contributions and payments of any Relevant Bonus or interest (if any) under the Savings Contract linked to the relevant Option. The Repaid Amount will not include the amount of any Relevant Bonus, if the Board decides that it will not under Rule 2.1(a) or Rule 6.2 and notifies this to Participants at the Date of Grant;
“Restriction” has the meaning given to it by Paragraph 48(3) of Schedule 3 to ITEPA;
“Savings Contract” a savings contract that is nominated by the Board;
“Schedule 3 SAYE” means any share option scheme that meets the requirements in force from time to time of Schedule 3 to ITEPA;
“Scheme” the Signet Jewelers Limited Sharesave Scheme, as amended from time to time;
“Share” a common share in the capital of the Company which satisfies the conditions specified in Paragraphs 18 to 20 and 22 of Schedule 3 to ITEPA;
“Standard Bonus” the bonus (if any) payable at the end of a period of five years from the commencement of a Savings Contract;
“Sub-Plan” means this sub-plan, established pursuant to Rule 14.7 of the Scheme;
“Subsidiary” has the meaning given by Section 1159 of the Companies Act 2006;
“TCA” means the Taxes Consolidation Act 1997 of Ireland;
“Treasury Shares” has the meaning given in sections 724 to 732 of the Companies Act 2006 or the equivalent provision of the Companies Act 1981 of Bermuda;

“Trustee” the trustee or trustees for the time being of any employee benefit trust established for the benefit of beneficiaries including all or substantially all of the Eligible Employees;
“TUPE” the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 (S.I. No 131 of 2003) of Ireland; and
“US Securities Laws” has the meaning given by Rule 6.7(a).

1.2	Words and expressions not otherwise defined herein have the same meaning they have in ITEPA.

1.3	References to “Rules” are to the rules of the Sub-Plan, unless a contrary intention is clear.

1.4	The headings in the Rules of the Sub-Plan are for the sake of convenience only and should be ignored when construing the Rules.

1.5	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and vice versa.

1.6
References in the Rules of the Sub-Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules mutatis mutandis as if they were an Act of Parliament.

1.7	Any reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

1.8
A reference to the Sub-Plan or to any other agreement or document referred to in the Sub-Plan is a reference to the Sub-Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Sub-Plan) from time to time.

1.9
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2	Board Decisions regarding issues of invitations

2.1	On each occasion that the Board decides to issue invitations to apply for Options, the Board must also decide:

(a)	whether or not Repaid Amounts will be taken to include a Relevant Bonus;

(b)	whether to invite applications for three-year Options or five-year Options (or Options of such other standard periods the Board may determine, or to offer a choice between those Option periods;

(c)
the minimum monthly contribution to be made under a Savings Contract linked to any Option granted as a result of the invitations, being not less than €12 (or, if lower, the minimum amount per month from time to time specified by the Board);

(d)
the maximum monthly contribution to be made under a Savings Contract linked to any Option granted as a result of the invitations, such contribution to be equal to or less than €500 per month (or any other maximum amount specified by the Board from time to time);

(e)	the maximum number (if any) of Shares over which Options may be granted on this occasion; and

(f)	the minimum qualifying period of service (if any) with a Constituent Company which applies for the purposes of determining who is an Eligible Employee.

3	Invitations for Options

3.1
The Grantor may, during any Invitation Period which falls wholly after the Adoption Date and before the tenth anniversary of the Adoption Date, invite applications for Options at the Option Price from Eligible Employees.

3.2
Invitations must be in a form approved by the Board, must be sent to all Eligible Employees, and may be made by letter, poster, circular, advertisement, electronically or by any other written means or combination of means determined by the Board.

3.3	Invitations shall:

(a)	incorporate or be accompanied by a proposal for a Savings Contract;

(b)	include a statement that each invitation is subject to these Rules, and that the provisions of these Rules will prevail over any conflicting statement;

(c)	specify the Minimum Contribution;

(d)	specify the Maximum Contribution;

(e)	specify either the Option Price or the basis for determining the Option Price (such basis being consistent with the definition of Option Price);

(f)
specify (if any) the maximum number of Shares over which Options are to be granted pursuant to invitations issued on that occasion, and if there is such a limit, that applications will be scaled down in accordance with Rule 5 if applications are received in excess of that limit;

(g)	specify the Qualifying Period (if any);

(h)
specify whether applications may be made for three-year Options or five-year Options (or Options of such other standard periods as the Board may determine, provided however that no Option shall have a term in excess of seven years) or whether there is a choice between those Option periods;

(i)
specify whether Repaid Amounts will be taken to include any Relevant Bonus and, to the extent that this is the case, whether or in what circumstances the Relevant Bonus so included will constitute the Standard Bonus or the Lower Bonus; and

(j)
specify that, to be considered for the grant of Options, completed applications must be received by the Board (or any person nominated to receive applications on behalf of the Board) by 11:59pm on the day falling not less than 14 days nor more than 25 days after the Date of Invitation.

3.4	Any accidental failure or omission to deliver an invitation to any Eligible Employee will not invalidate the grant of Options.

4	APPLICATION FOR OPTIONS

4.1	Each application for an Option shall be in such form as the Board may from time to time prescribe, and must:

(a)	state the period of the Option applied for;

(b)
incorporate or be accompanied by a completed application form to enter into a Savings Contract, in which the applicant agrees to make the Monthly Contributions, and the amount of such Monthly Contributions (being not less than the Minimum Contribution); and

(c)	include the applicant’s agreement to be bound by the terms of the Scheme, and state that the provisions of these Rules will prevail over any conflicting statement.

4.2
Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected Repaid Amount (including, where the Board so allows, any Relevant Bonus) under the related Savings Contract, and each application under this Rule 4 will be treated as being for an Option over the largest whole number of Shares that can be acquired at the relevant Exercise Price with the expected Repaid Amount under the related Savings Contract.

5	SCALING DOWN

5.1
If valid applications are received for a total number of Options over Shares in excess of any maximum number of Shares determined by the Grantor pursuant to Rule 2.1(e) or any limitation under Rule 7, the Grantor shall (or, where applicable, any Trustee, provided the Board has given its prior written approval) scale down applications by taking, at its absolute discretion, the following successive steps until the number of Shares available equals or exceeds the reduced number of Shares applied for:

(a)
first, if Repaid Amounts were intended to be taken to include a Relevant Bonus, by treating each application as an application for an Option under which Repaid Amounts will not be taken to include a Relevant Bonus; then

(b)	so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over €50; then

(c)	so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over the Minimum Contribution and then, so far as necessary, selecting by lot.

5.2
If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of the amount of the Minimum Contribution to be granted to each Eligible Employee making a valid application, the Grantor may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

5.3	If the Board so determines, the provisions in Rules 5.1(a), 5.1(b) and 5.1(c) may be modified or applied in any manner.

5.4
If in applying the scaling down provisions contained in this Rule 5, Options cannot be granted within the 30 day period referred to in Rule 6.3 below, the Grantor may extend that period by up to 12 days, regardless of the expiry of the relevant period specified in Rule 6.3.

6	GRANT OF OPTIONS

6.1	No Option shall be granted to any person if at the Date of Grant that person is not or will have ceased to be an Eligible Employee.

6.2	The Board shall ensure that the question as to whether the Repaid Amounts are to be taken as including any Relevant Bonus will be determined at the Date of Grant.

6.3
Within 30 days of the first Dealing Day (if any) by reference to which the Option Price was fixed (which date shall be within an Invitation Period) the Grantor (in the case of the Grantor being the Trustee only with the prior written approval of the Board) must, subject to Rules 5.4 and 6.1 above, grant to each Eligible Employee who has submitted a valid application an Option, and subject to Rules 5 and 7, that Option must be in respect of the number of Shares for which the applicant has applied pursuant to Rule 4.

6.5
The Grantor shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Scheme) as the Board may from time to time prescribe. Each such certificate shall specify:

(a)	the Date of Grant of the Option;

(b)	the number of Shares over which the Option is granted;

(c)	the Option Price;

(d)	that the Option may be exercised from the Bonus Date of the Savings Contract linked to the Option, unless the Option lapses or becomes exercisable under these Rules before that date;

(e)	whether the Shares over which the Option is granted are subject to a Restriction and, if so, the details of such Restriction; and

(f)	a statement that the Option is subject to these Rules, and that the provisions of these Rules shall prevail over any conflicting statement relating to the Option’s terms.

6.6	Except as otherwise provided in Rule 8.2 or as otherwise permitted by the Board, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

6.7	No amount shall be paid in respect of the grant of an Option.

6.8
The grant and the exercise of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of any governmental authority and the requirements of the New York Stock Exchange and any other securities exchange on which the Shares are traded, and in particular, Options must not be granted at any time when the grant is prohibited by, or in breach of:

(a)
insofar as applicable, the rules of the New York Stock Exchange, the Code for Securities Transactions or any other law or regulation with the force of law, including but not limited to the US Securities Act of 1933, as amended, the US Securities Exchange Act of 1934, as amended, and the regulations and requirements adopted thereunder by the US Securities and Exchange Commission (the “US Securities Laws”); or

(b)
any rule of any investment exchange on which Shares are listed or traded, or any non-statutory rule with a purpose similar to any part of the Market Abuse Regulation that binds the Company or with which the Board has resolved to comply.

7	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

7.1
The number of Shares which may be allocated under the Scheme (including this Sub-Plan) on any day shall not exceed one million and shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and under any other Employees' Share Scheme adopted by the Company or any Subsidiary, exceed such number as represents 10 per cent. of the common share capital of the Company in issue immediately prior to that day.

7.2
In determining the above limits (i) any Shares issued or which may be issued to satisfy any Options granted by the trustees of any employee benefit trust established by the Company or any Subsidiary shall be regarded as Options to subscribe for Shares; and (ii) no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised.

7.3
References in this Rule to the “allocation” of Shares shall mean, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of Employees' Share Scheme, shall mean the issue and allotment of shares.

7.4
References to the issue and allotment of Shares shall include the transfer of Shares from treasury, but only until such time as the guidelines issued by institutional investor bodies cease to provide that they need to be so included.

8	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

8.1	(a) Save as provided in Rules 8.2, 8.3 and 9 , an Option may not be exercised earlier than the Bonus Date under the relevant Savings Contract.

(b)    Save as provided in Rule 8.2 and subject to Rule 8.6, an Option shall not be exercisable later than six months after the Bonus Date under the relevant Savings Contract.
(c)    Save as provided in Rules 8.2, 8.3 and 9, an Option may only be exercised by a Participant whilst he is a director or employee of a Constituent Company or an Associated Company.
(d)    If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Constituent Company but which is an Associated Company or a company over which the Company has Control, such Option may be exercised within six months of the Bonus Date.

8.2	Subject to Rule 8.6, an Option may be exercised by the personal representatives of a deceased Participant at any time:

(a)	within 12 months following the date of the Participant’s death, if such death occurs before the Bonus Date; or

(b)	within 12 months following the Bonus Date in the event of his death on or within six months after the Bonus Date.

8.3
Subject to Rules 8.1(b) and 8.6 an Option may be exercised by a Participant within six months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:

(a)	injury, disability, redundancy within the meaning of Section 7 of the Redundancy Payments Act 1967 of Ireland, or retirement; or

(b)	his office or employment being in a company which ceases to be an Associated Company by reason of change of control within the meaning of Sections 450 and 451 of the Corporation Tax Act 2010; or

(c)	a relevant transfer within the meaning of TUPE; or

(d)
the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company where the transfer is not a relevant transfer within the meaning of TUPE; or

(e)
cessation of employment in circumstances other than those mentioned in 8.3(a) to 8.3(d) above, provided that the Option was granted to the Participant before the date which falls three years prior to the relevant date of cessation of employment.

8.4
An Option may not be exercised when exercise is prohibited by or in breach of the rules of the New York Stock Exchange, the Code for Securities Transactions or any other law or regulation with the force of law, including but not limited to the US Securities Laws.

8.5
No person shall be treated for the purposes of Rule 8.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in the Company or any Associated Company.

8.6	An Option may not be exercised later than seven years from the Date of Grant.

8.7	Options shall lapse upon the occurrence of the earliest of the following events:

(a)	subject to 8.7(b) below, 6 months after the Bonus Date;

(b)
where the Participant dies before the Bonus Date, 12 months after the date of death, and where the Participant dies on or in the period of 6 months after the Bonus Date, 12 months after the Bonus Date;

(c)
the expiry of any of the 6 month periods specified in Rule 8.3(a) to 8.3(e) save that if at the time any such applicable periods expire time is running under the 12 month periods specified in Rule 8.2, the Option shall not lapse by reason of this sub Rule 8.7(c) until the expiry of the relevant 12 month period in Rule 8.2;

(d)
subject to Rule 8.7(b) above, the expiry of any of the periods specified in Rules 9.1, 9.3, 9.4 and 9.5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 9.1, 9.3, 9.4 or 9.5) pursuant to Rule 9.9;

(e)	the Participant ceasing to hold an office or employment with the Company or any Associated Company in any circumstances other than:

(i)	where the cessation of office or employment arises on any of the grounds specified in Rules 8.2 or 8.3; or

(ii)
where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 9 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 9.1, 9.3, 9.4 or 9.5 pursuant to Rule 9.9);

(f)	the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

(g)
the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or declared bankrupt;

(h)
where before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying Monthly Contributions, or is deemed under the terms of the Savings Contract to have given such notice, or makes an application for repayment of the Monthly Contributions; or

(i)	the expiry of seven years from the Date of Grant.

9	TAKEOVER, RECONSTRUCTIONS AND WINDING UP

9.1	Subject to Rule 9.3 below, if any person obtains Control of the Company as a result of making, either:

(a)
a general offer to acquire the whole of the issued common share capital of the Company (other than any share capital already held by the person making the offer or any person connected with that person) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)
a general offer to acquire all the shares in the Company which are of the same class as the Shares (except for any shares already held by the person making the offer or a person connected with that person), an Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

9.2	For the purpose of this Rule 9, a person shall be treated as obtaining Control of the Company if that person and others acting in concert with that person have together obtained Control of it.

9.3
If any person becomes bound or entitled to acquire Shares under Chapter 3 of Part 28 of the UK Companies Act 2006 (or, solely to the extent permissible under Schedule 3 to ITEPA, any equivalent provisions of the Companies Act 1981 of Bermuda) an Option may be exercised during the period in which such person is and remains so bound or entitled.

9.4
If it is proposed that the court sanctions under section 899 of the Companies Act 2006 (Court sanction for compromise or arrangement) (or, solely to the extent permissible under Schedule 3 to ITEPA, any equivalent provisions of the Companies Act 1981 of Bermuda) a compromise or arrangement applicable to or affecting:

(a)	all of the ordinary share capital of the Company or all of the shares of the same class as the Shares to which the Option relates; or

(b)
all of the shares, or all of the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in the Scheme or any other Schedule 3 SAYE, or if the Company passes a resolution for the voluntary winding up of the Company, the Company shall give notice thereof to all Participants and the Participant may then exercise the Option within six months from the date on which the court sanctions such compromise or arrangement, or such resolution for voluntary winding up is passed, and thereafter the Option shall lapse. In the case of any circumstance falling within paragraphs (a) or (b) of Rule 9.4, after exercising the Option the Participant shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such shares had been subject to such compromise or arrangement.

9.5	If shareholders of the Company become bound by a non-UK reorganisation arrangement (as defined in Paragraph 47A of Schedule 3 to ITEPA) that is applicable to or affects:

(a)	all the ordinary share capital of the Company or all the shares of the same class as the Shares; or

(b)
all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employments or directorships or their participation in the Scheme or this Sub-Plan or any other Schedule 3 SAYE, an Option may be exercised during the period of six months from the date on which the shareholders became so bound.

9.6
If, as a result of the occurrence of a change of Control in the circumstances set out in Rule 9.1, or as a result of any change of Control which arises as a result of any of the circumstances set out in Rules 9.3, 9.4 (other than a resolution for a voluntary winding up of the Company) or 9.5, Shares will no longer satisfy the requirements of Part 4 of Schedule 3 to ITEPA, Options may be exercised within the period of 20 days following the change of Control.

9.7
If the Board reasonably expects that any of the events set out in Rules 9.1, 9.3, 9.4 or 9.5 will occur, the Board may make arrangements permitting Options to be exercised during a period of 20 days ending with the occurrence of such event. If an Option is exercised under this Rule 9.7, it will be treated as having been exercised in accordance with Rule 9.1, 9.3, 9.4 or 9.5 (as applicable).

9.8
If the Board makes arrangements for the exercise of Options under Rule 9.7, if the relevant event as set out in Rule 9.1, 9.3, 9.4 or 9.5 (as applicable) does not occur within 20 days of the purported exercise, the Options shall be treated as not having been exercised, and the purported exercise shall be treated as having had no effect.

9.9
If Options become exercisable pursuant to Rules 9.1 or 9.3 above, or any person obtains control of the Company pursuant to 9.4 or 9.5 above, any Participant may at any time within the Appropriate Period, by agreement with the acquiring company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an Option (the “New Option”) which (for the purposes of Paragraph 39 of Schedule 3 to ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within Paragraph 18(b) or (c) of Schedule 3 to ITEPA).

9.10
The New Option shall not be regarded for the purposes of Rule 9.9 as equivalent to the Old Option unless the conditions set out in Paragraph 39(4) of Schedule 3 to ITEPA are satisfied. Where the provisions of Rule 9.9 apply the provisions of the Sub-Plan shall for this purpose be construed as if:

(a)	the New Option were an option granted under the Scheme at the same time as the Old Option;

(b)
except for the purpose of the definition of “Constituent Company” in Rule 1, the reference to Signet Jewelers Limited in the definition of “the Company” in Rule 1 were a reference to the different company mentioned in Rule 9.9; and

(c)	references to the Shares were references to the shares subject to the New Options.

9.11	The acquiring company must issue (or procure the issue of) an option certificate for each New Option as soon as reasonably practicable.

10	MANNER OF EXERCISE

10.1
An Option may only be exercised during the periods specified in Rules 8 and 9, and only with monies not exceeding the amount of repayments (including any interest and Relevant Bonus) made under the Savings Contract as at the date of such exercise, and that are, or are derived from, such repayments. For this purpose, no account shall be taken of such part (if any) of the repayment of any Monthly Contribution, the due date for the payment of which under the Savings Contract arises after the date of the repayment.

10.2	Exercise shall be by the delivery to the Company Secretary as agent for the Grantor (or its duly appointed agent), of:

(a)
a duly completed notice of exercise (in the form prescribed by the Board) and signed by the Participant (or the Participant’s duly authorised agent), which sets out the number of Shares over which the Participant wishes to exercise the Option; and

(b)
either: (i) any remittance for the Exercise Price payable to the Company (being comprised solely of monies referred to in Rule 10.1); or (ii) authority to the Company authorising it to withdraw and apply monies from the Savings Contract to acquire the Shares over which the Option is to be exercised on behalf of the relevant Participant.

10.3
The effective date of exercise shall be the date of delivery of the notice of exercise together with any remittance or authority referred to in Rule 10.2. For the purposes of this Sub-Plan a notice of exercise shall be deemed to be delivered when it is received by the Company.

10.4	Any exercise notice will be invalid to the extent that it is inconsistent with the Participant’s rights and obligations under these Rules and the relevant Options.

10.5	The Company may permit a Participant to correct any defect in an exercise notice, but is not obliged to do so. The date of any corrected exercise notice will be the date of the correction.

10.6
Shares transferred in satisfaction of the exercise of an Option must be transferred free of any lien, charge or other security interest, and with all rights attaching to them, other than any rights determined by reference to a date before the date of the transfer.

11	ISSUE OR TRANSFER OF SHARES

11.1
Subject to Rule 11.3, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise of the Option.

11.2
Subject to Rule 11.3, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

11.3	The allotment or transfer of any Shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 6.7 above.

11.4
Shares issued pursuant to the Scheme shall rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

11.5	Shares transferred pursuant to the Scheme shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of transfer.

11.6
If and so long as the Shares are listed on the New York Stock Exchange or are admitted to trading on any stock exchange, stock market or other recognised exchange (the “Relevant Exchange”), the Company shall apply for any Shares issued pursuant to the Scheme to be admitted to listing on the Relevant Exchange, as soon as practicable after the allotment thereof.

11.7	Any requirements under this Rule 11 to issue, allot, transfer or procure the transfer of any Shares may be met by the transfer of Shares held as Treasury Shares.

12	ADJUSTMENTS

12.1
The number or description of Shares over which an Option is granted and/or the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and/or the price at which they may be acquired) may be adjusted in such manner as the Board shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company (other than as consideration for an acquisition). Any adjustment made must secure that:

(a)
the total Market Value of the Shares which may be acquired by the exercise of the Option is immediately after the variation substantially the same as it was immediately before the variation or variations; and

(b)	the total price at which those Shares may be acquired is immediately after the variation substantially the same as it was immediately before the variation or variations, and that following any such variation the requirements of Schedule 3 to ITEPA continue to be met.

12.2
Apart from pursuant to this Rule 12.2, no adjustment under Rule 12.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

12.2
The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 12 and to call in, cancel, endorse, issue or reissue any option certificate consequent upon such adjustment.

13	ADMINISTRATION

13.1	Any notice or other communication under or in connection with the Scheme may be given:

(a)	by personal delivery;

(b)
by email to an appropriate email address (which, in the case of the Company, means corporatesecretary@jewels.com, and in the case of an Eligible Employee or a Participant, the email address notified by such Eligible Employee or Participant to the relevant scheme administrator), and where a notice or communication is given by email, it shall be deemed to have been received at 9am on the business day after sending;

(c)
if by the Company, by uploading to the electronic portal operated by or on behalf of the Company, and where a notice or communication is so given, it shall be deemed to have been received at 9am on the business day after being so uploaded; or

(d)
by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address or, where he is a director or employee of a Constituent Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

13.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

13.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require

13.4
The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or the Grantor shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

13.5	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

13.6
The costs of introducing and administering the Scheme shall be borne by the Company and any Constituent Companies , in such proportions as are decided by the Board (and in the absence of any such allocation, shall be borne by the Company).

13.7
Any expenses involved in any issue of Shares in the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company and any expenses involved in the transfer of Shares into the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Grantor.

13.8
A Participant shall be responsible for (including for the making of personal returns and filings to the Revenue Commissioners and to the Department of Employment Affairs and Social Protection, each of Ireland (as appropriate) in respect of) and shall indemnify the Company, each Constituent Company and each Associated Company against any tax, universal social charge or social security liability relating to the grant to that Participant (including the subsequent vesting and exercise of) an Option.

14	ALTERATIONS

14.1
Subject to Rules 14.2 and 14.4, the Board may at any time (but only with the prior consent of the Trustees if there are subsisting Options which have been granted by the Trustees) alter or add to all or any of the provisions of the Sub-Plan in any respect, provided that the Board may not amend the Sub-Plan if the effect would be that the Scheme would no longer be a Schedule 3 SAYE.

14.2
Subject to Rule 14.3, and without prejudice to the provisions of Rules 9.9 and 9.10 (in respect of which, for the avoidance of doubt, no shareholder approval shall be required), no alteration or addition to the advantage of Participants or employees relating to eligibility, the limits on participation, the overall limits on the issue of Shares, the basis for determining a Participant's entitlement to Shares and the adjustment of Options may be made under Rule 14.1 without the prior approval by resolution of the members of the Company in general meeting.

14.3	Rule 14.2 shall not apply to:

(a)
any minor alteration or addition which is to benefit the administration of the Scheme, is necessary or desirable for the Scheme to comply with Schedule 3 to ITEPA or any other enactment or to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Subsidiary of the Company or any Participant; or

(b)
for the avoidance of doubt, any amendment to the Sub-Plan (including, but not limited to, the amount of any Minimum Contribution or Maximum Contribution) which is necessary to ensure that no Eligible Employee or Participant has an entitlement to awards under this Sub-Plan greater than the maximum entitlement of an “Eligible Employee” (as defined in Rule 1.1 of the Scheme) under the Scheme in accordance with Rule 14.7(c) of the Scheme.

14.4	No alteration or addition shall be made under Rule 14.1 which would abrogate or adversely affect the subsisting rights of a Participant, unless it is made:

(a)
with the consent in writing of such number of Participants as hold Options to acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting to Participants were exercised; or

(b)
by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy, and for the purposes of this Rule 14.4 the provisions of the bye-laws of the Company relating to shareholder meetings shall apply mutatis mutandis.

14.5	As soon as reasonably practicable after making any alteration or addition under Rule 14.1, the Board shall give written notice thereof to any Participant affected thereby.

14.6	No alteration shall be made to the Sub-Plan if following the alteration the Scheme would cease to be an Employees’ Share Scheme.

15	GENERAL

15.1
The Sub-Plan shall terminate on the date of termination of the Scheme or at any earlier time by the passing of a resolution by the Board or a resolution of the Company in general meeting. Termination of the Sub-Plan shall be without prejudice to the subsisting rights of Participants.

15.2
The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Sub-Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by law. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary's employees. Nothing in the Sub-Plan shall be deemed to give any employee of any Constituent Company any right to participate in the Scheme.

15.3
The rights and obligations of any individual under the terms of his office or employment with a Constituent Company or Associated Company shall not be affected by that individual’s participation in the Scheme or any right which that individual may have to participate therein, pursuant to this Sub-Plan or otherwise, and an individual who participates therein has no right to, and shall waive, all and any rights to compensation or damages (including for loss or potential loss which he or she may suffer by reason of being unable to acquire or retain Shares or any interest in the Company (or any equivalent or connected interest), unfair dismissal, wrongful dismissal, breach of contract or otherwise) in consequence of: (i) the termination of his office or employment with any such company; (ii) the transfer of ownership (or any part thereof) of any company or business; (iii) the lapse of any Option; (iv) any change to invitations made under the Plan, including any variation of their terms or timing or their complete suspension or termination; or (iv) any failure by the Board to (a) nominate an Eligible Company to be a Constituent Company, or (b) to make an invitation to apply for an Option to any person who is not at the relevant time an Eligible Employee where it is in the Board’s discretion to do so; and in each case for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or transfer, or from the loss or diminution in value of such rights or entitlements, or such lapse of an Option, change to the basis on which invitations are issued, or any such failure by the Board, including by reason of the operation of the terms of the Scheme or this Sub-Plan or the provisions of any statute or law relating to taxation.

15.4
Benefits under the Scheme shall not form part of a Participant's remuneration for any purpose and shall not be pensionable and shall not give a Participant any rights or additional rights in respect of any pension scheme operated by a Constituent Company or Associated Company.

15.5
A person who is not a party to the Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any provision of the Plan for any employer or former employer of the Participant which is not a party. This Rule 15.5 does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

15.6
The Scheme (including this Sub-Plan) and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

15.7
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Scheme (including this Sub-Plan) or its subject matter or formation (including non-contractual disputes or claims).

15.8
Each party irrevocably consents to any process in any legal action or proceeding under Rule 15.7 above being served on it in accordance with the provisions of the this Sub-Plan relating to service of notices. Nothing contained in the Scheme (including this Sub-Plan) shall affect the right to serve process in any other manner permitted by law.